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                                                                    EXHIBIT 23.2

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES


    We consent to the use in this Amendment No. 2 to Registration Statement No. 333-09109 of Interim Services Inc. of our report dated July 29, 1996, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


    Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Interim Services Inc., listed in Item 99.1. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP


Fort Lauderdale, Florida
September 17, 1996